Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-261740, 333-265065 and 333-267324) and Form S-8 (No. 333-262903 and 333-264871) of The Oncology Institute, Inc. of our report dated March 28, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Costa Mesa, California
March 28, 2024